Exhibit 5.1

Peccole Professional Park 10080 West Alta Drive, Suite 200 Las Vegas, Nevada 89145 702.385.2500 fax 702.385.2086 hutchlegal.com

October 18, 2024

Board of Directors
SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344

Re:    SANUWAVE Health, Inc./Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to SANUWAVE Health, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (“SEC”), on or about the date hereof, pursuant to the federal Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-8 (the “Registration Statement”) covering the possible issuance under the Company’s 2024 Equity Incentive Plan approved on August 7, 2024 (the “2024 Plan”) of: (a) up to 1,376,556 shares of the Company’s common stock, $0.001 par value (“Common Stock”) (the “New Shares”); and (b) up to 42,605 shares of Common Stock which were subject to outstanding awards under the Company’s Amended and Restated 2006 Stock Incentive Plan as of August 7, 2024 (the “Outstanding Shares”, and collectively with the New Shares, the “Securities”), as described in the Registration Statement.

    This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of SEC Regulation S-K (12 C.F.R. § 229.601(b)(5)).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on May 6, 2004, as amended by that certain Certificate of Amendment as filed with the Secretary of State of Nevada on November 5, 2009, as amended by that certain Certificate of Amendment as filed with the Secretary of State of Nevada on May 29, 2012, as amended by that certain Certificate of Amendment as filed with the Secretary of State of Nevada on September 8, 2015, as amended by that certain Certificate of

SANUWAVE Health, Inc.
October 18, 2024

Amendment as filed with the Secretary of State of Nevada on December 30, 2020, as amended by that certain Certificate of Amendment as filed with the Secretary of State of Nevada on January 31, 2023, and as amended by that certain Certificate of Amendment as filed with the Secretary of State of Nevada on October 15, 2024; (iii) the Bylaws of the Company; (iv) the 2024 Plan; (v) that certain unanimous written consent of the Board of Directors of the Company dated July 1, 2024; (vi) that certain unanimous written consent of the Compensation Committee and the Board of Directors of the Company dated August 28, 2024; and (vii) that certain Officer’s Certificate of the Company dated October 18, 2024. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

    Based upon and subject to the foregoing, we are of the opinion that:

(1)The Securities have been duly authorized and, upon issuance thereof pursuant to the terms of the 2024 Plan and any applicable award agreement, and when issued by the Company and, where applicable, paid for in accordance with the terms of the 2024 Plan and any applicable award agreement, will be validly issued, fully paid, and non-assessable.

We disclaim any undertaking to advise you of any changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal or state securities laws related to the issuance and sale of the Securities.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit

SANUWAVE Health, Inc.
October 18, 2024

that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

                        /s/ HUTCHISON & STEFFEN, PLLC

                        HUTCHISON & STEFFEN, PLLC